Exhibit 24.1

OFFICE OF THE AUDITOR GENERAL OF CANADA

AUDITOR GENERAL’S DELEGATION OF SIGNING AUTHORITY

ATTEST AUDITS – OPINIONS, REPORTS, AND LETTERS

1.	The Auditor General (AG) makes this declaration pursuant to statutory and common law authority, as applicable.

2.	Notwithstanding this delegation of signing authority, the AG may sign any attest audit opinion, report, or letter, referred to in this delegation instrument.

3.	This delegation becomes effective as of the date of the AG’s signature and replaces all previous delegations of signing authority.

4.	Any person exercising signing authority under this delegation instrument must indicate their position beneath their signature and the fact that they are signing on behalf of the AG.

5.	The AG delegates signing authority for attest audit opinions, reports and letters* to:

a.	Assistant Auditors General (AAGs) of the attest audit practice, and

b.	Principals (PXs) of the attest audit practice

6.	This delegation instrument does not apply to the signing of opinions relating to:

a.	the financial statements of the government of Canada (including the condensed financial statements)

b.	the financial statements of the governments of the Northwest Territories (NWT), the Yukon (YK) and Nunavut (NT), and

c.	the financial statements of an international organization as a whole

/s/ Karen Hogan	17 November 2021
Karen Hogan, FCPA, FCA	Date

*

Letters means letters of wavier of appointment of the AG as auditor, or joint auditor, of a Crown corporation under s.134(2) of the Financial Administration Act and consent letters to the use of an auditor report in regulatory filings related to a debt offering by a Crown corporation.